Exhibit 99.1

FOR IMMEDIATE RELEASE
COMPANY CONTACT:	PRESS CONTACT:
Kristina McMenamin	Guy Lawrence
W. P. Carey & Co. LLC	Ross & Lawrence
212-492-8995	212-308-3333
kmcmenamin@wpcarey.com	gblawrence@rosslawpr.com
Trevor P. Bond Appointed Interim Chief Executive Officer and
Mark J. DeCesaris Appointed Chief Financial Officer of W. P. Carey
NEW YORK, NY — July 6, 2010 — Investment firm W. P. Carey & Co. LLC (NYSE: WPC) announced today that board member Trevor P. Bond has been appointed interim Chief Executive Officer effective July 6, 2010. He will remain as a board member but will resign as a member of the Compensation and Audit Committees of the Board.
Mr. Bond has served as an independent director of the company since April 2007 and served as a director of several of the company’s CPA® REIT programs from 2005 to 2007. He has over 25 years of management experience in several sectors, including finance, development, investment and asset management across a range of property types, as well as direct experience in Asia. Mr. Bond has been the managing member of Maidstone Investment Co., LLC since 2002, a private investment vehicle investing in real estate limited partnerships. Previously he served in several management capacities for Credit Suisse First Boston from 1992 to 2002, where he was co-founder of CSFB’s Real Estate Equity Group, which managed approximately $3 billion of real estate assets. Prior to CSFB, he served as an associate to the real estate and finance departments of Tishman Realty & Construction Co. and Goldman, Sachs & Co. in New York. Mr. Bond received an M.B.A. from Harvard University.
Mr. Bond will serve as interim CEO until a permanent successor is named. Mr. Bond’s appointment follows the resignation of Gordon F. DuGan, also effective July 6, 2010. Mr. DuGan said that his resignation is based on a disagreement with respect to the degree of authority and control of the Chairman and a disagreement with the Chairman on the strategic direction of the company.
Wm. Polk Carey, Chairman of W. P. Carey & Co., said, “Trevor brings to this role extensive management experience and a strong commitment to our investors and tenants. I thank him for stepping into this interim position. I wish all the best to Gordon DuGan, who has served W. P. Carey with skill and intelligence for many years. Though Gordon and I have not been strategically aligned in the recent years, I remain an admirer of his abundant investment management and general business talent.”
Mr. Bond said, “Having been a member of the Board for three years, I know firsthand that we have both great management depth and talented employees. I welcome the opportunity to serve as interim Chief Executive Officer. We have a great history and a bright future.” He added, “We are grateful to Gordon for his service of more than 20 years and wish him all the best.”

Mr. DuGan said, “I am gratified that I leave the company as it is performing well and in a solid financial position. I wish the company well in the future.”
The Board also appointed Mark J. DeCesaris as Chief Financial Officer, effective July 6, 2010. Mr. DeCesaris has served as the Company’s Acting Chief Financial Officer, Chief Administrative Officer and Managing Director since November 2005. Mr. DeCesaris had previously been a consultant to the company’s finance department since May 2005. Mr. DeCesaris is a Certified Public Accountant and held various management positions prior to joining the company. He graduated from King’s College with a B.S. in Accounting and a B.S. in Information Technology and began his career with Coopers & Lybrand in Philadelphia.
On July 5, 2010 the Board also formally appointed Benjamin H. Griswold, IV as Lead Director, succeeding Eberhard Faber, IV, who has served as Lead Director since December 2006. Mr. Griswold has served as a member of the Board since 2006 and currently serves as Chairman of the Compensation Committee and on the Executive, Nominating and Corporate Governance and Strategic Planning Committees. Mr. Faber will continue to be a member of the Board.
W. P. Carey & Co. LLC (NYSE: WPC) is an investment management company that provides long term sale leaseback and build to suit financing for companies worldwide and manages a global investment portfolio approaching $10 billion. Publicly traded on the New York Stock Exchange (WPC), W. P. Carey and its CPA® series of income generating, non-traded REITs help companies and private equity firms unlock capital tied up in real estate assets. The W. P. Carey Group’s investments are highly diversified, comprising contractual agreements with approximately 275 long-term corporate obligors spanning 28 industries and 16 countries. http://www.wpcarey.com